EXHIBIT 21.1 Subsidiaries of Registrant


                                SUBSIDIARIES
                                     OF
                      GOLDEN TRIANGLE INDUSTRIES, INC.



A. Wholly-owned subsidiary of Golden Triangle Industries, Inc., a Colorado corporation:

    1.  Whitemark Homes, Inc., a Florida corporation


B.  Other subsidiary of Golden Triangle Industries, Inc.

    1.  Golden Square Industries, Inc., a Texas corporation (36%)


C.  Wholly-owned subsidiary of Whitemark Homes, Inc.:

    1.  Home Funding, Inc., a Florida corporation


D.  Partnership interests held by Whitemark Homes, Inc.:

    1. Whitemark at Fox Glen, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Fox Glen Management Corporation, which is wholly-owned by Kenneth L. White)

    2. Sheeler Hills, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Sheeler Hills Management Corporation, which is wholly-owned by Kenneth L. White)



                                EXHIBIT 21.1